QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

ACCURAY INCORPORATED

AMENDED AND RESTATED
INTERNATIONAL DISTRIBUTOR AGREEMENT

This Amended and Restated International Distributor Agreement (this "Agreement") is effective as of April 1, 2004 (the "Effective Date"), by and between Accuray Incorporated, a Delaware corporation with its corporate headquarters located at 1310 Chesapeake Terrace, Sunnyvale, California 94089, USA, ("Accuray"), and President Medical Technologies Co., Ltd. Inc., a Taiwanese corporation with its principal place of business at 10F-1, No. 560, Sec. 4 Chung Hsiao East Rd, Taipei 110, Taiwan, Republic of China ("Distributor" or "PMTC"). Accuray and Distributor together shall be individually referred to herein as a "Party" or collectively referred to as the "Parties."

        WHEREAS, Accuray manufactures and sells full-body radiosurgery products using image-guided robotics, including the CyberKnife Stereotactic Radiosurgery System (the "CyberKnife"), which is approved by the United States Food and Drug Administration (FDA) to provide treatment planning and image-guided stereotactic radiosurgery and precision radiotherapy for lesions, tumors and conditions anywhere in the body where radiation treatment is indicated.

        WHEREAS, in order to achieve its business objectives, Accuray relies on qualified distributors to market and distribute its products in different territories;

        WHEREAS, Distributor is a leading distributor of hardware products in the Asian territory and Accuray wishes to appoint Distributor as its exclusive distributor in Taiwan and China, subject to the terms and conditions of this Agreement and Distributor wishes to accept such appointment;

        WHEREAS, the parties previously entered into a certain International Distributor Agreement as of [October 25, 2002], as amended by a certain amendment titled "Amendments to International Distributor Agreement Dated October 25, 2002", undated (collectively, the "Existing Agreement") for purposes of distributing the CyberKnife;

        WHEREAS, Accuray and Distributor wish to continue their relationship but desire to amend and restate the terms of their agreement in order to resolve any issues under the Existing Agreement and establish a relationship in which both parties will diligently pursue their obligations with a view to maximizing CyberKnife sales in Taiwan and China; and

        WHEREAS, Accuray and Distributor are entering into this Agreement as of the 1st day of June, 2004 (the "Effective Date") which replaces and terminates the Existing Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

NOW THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Distributor — Name:	President Medical Technologies Co., Ltd. Inc. ("PMTC" and "Distributor")
Type of Legal Entity:	Corporation
Address of Principal Office:	10F-1, No. 560, Sec. 4 Chung Hsiao East Rd Taipei 110, Taiwan Republic of China
Territory:	Taiwan, Republic of China and Peoples Republic of China (including Hong Kong)
Initial Term:	Fifty-five (55) months, beginning June 1, 2004, and ending December 31, 2008 (unless extended as provided herein).

Signatures:

DISTRIBUTOR:		ACCURAY INCORPORATED:
By:	/s/ HUAN-CHIU KUO	By:	/s/ EUAN THOMSON
Typed name:	Huan-Chiu Kuo	Typed name:	Euan Thomson
Title:	General Manager	Title:	Chief Executive Officer
Date:	08-06-04	Date:	11-06-04
/s/ DARREN J. MILLIKEN 6/11/04 General Counsel

1.     Definitions and Provisions

  1.1.
  Accuray Terms of Sale    means the current standard international transaction terms and conditions of sale prepared by Accuray from time to time (including FOB Sunnyvale).

  1.2.
  Change in Control    means where Accuray becomes controlled, or more than 50% owned, by another party.

  1.3.
  Customer    means a person or business entity lawfully doing business in the Territory, which has needs during the Term of this Agreement, which could be satisfied by Products and to whom Distributor or Sub-Distributor has sent a Proposal.

  1.4.
  Excluded Territories    means (i) Burma, Cambodia, India, Indonesia, Korea, Malaysia, Mongolia, Pakistan, Philippines, Singapore, Thailand and Vietnam (collectively, the "Excluded Asian Territories"), and (ii) any other country or territory not included within the Territory.

  1.5.
  First-Line Field Service    shall include local coordination for site preparation and installation, first point of contact for malfunctions including receipt of phone calls from Customer, return of phone calls within four (4) hours, instruction in the proper operation of CyberKnife, on-site service visits to Customer when appropriate to perform diagnostic failure analysis, promptly notify Accuray of needed service and help coordinate Accuray service visit, attend each site for three (3) days four (4) times per year to support Accuray personnel performing preventative maintenance, other repair and maintenance activities if personnel are qualified and those activities have been pre-approved by Accuray, coordination with designated Accuray service personnel, and such other activities that shall be agreed between the parties.

  1.6.
  Orders    mean those written orders for a Product issued by a Customer to Distributor or Sub-Distributor (as applicable) who has submitted a Proposal to Customer, such Order indicating the quantity of Products that Customer wishes to order from Distributor or Sub-Distributor (as applicable).

  1.7.
  Purchase Orders    means a written document issued by Distributor to Accuray indicating the quantity of Products that Distributor wishes to order from Accuray to fulfill Customer Orders.

  1.8.
  Products    means the products comprising or related to Accuray's CyberKnife manufactured by or for Accuray and listed in Exhibit A attached to this Agreement.

  1.9.
  Project    means new or replacement equipment installation that could be carried out in such a way as to include Products.

  1.10.
  Proposal    means a document submitted by Distributor or Sub-Distributors to Customers that offers to provide Products.

  1.11.
  Service Contracts    means the separate maintenance and support agreement executed between Customer and Accuray regarding the Products and listed in Exhibit A attached to this Agreement.

  1.12.
  Specifications    means the current written description of a Product prepared by Accuray and provided to Distributor from time to time.

  1.13.
  Sub-Distributor    means a distributor appointed by Distributor on its behalf to act as a distributor of Accuray's Products in Territory.

  1.14.
  Term    means the period of time that commences at the beginning of the "Initial Term" (as defined on the cover sheet of this Agreement) and ends upon termination or expiration of the Agreement (defined on the cover sheet of this Agreement).

  1.15.
  Territory    means the countries or portions of countries listed on the cover sheet of this Agreement. The Territory shall not include any of the Excluded Territories

2.     Duties of Accuray

  2.1.
  Exclusive Appointment.    Subject to Distributor's compliance with the terms and conditions of this Agreement, Accuray appoints Distributor, and Distributor accepts such appointment, as the independent, exclusive distributor of the Products listed in Exhibit A in and limited to the Territory. Subject to Distributor's compliance with the terms and conditions of this Agreement, during the Term of this Agreement, Accuray will not appoint another distributor of the Products in the Territory. This exclusive appointment shall be exclusive even as to Accuray.

  2.1.1.
  Volume of Business:    So long as Distributor achieves the Volume of Business set forth in Section 3.13 below and otherwise meets its material obligations under this Agreement, Distributor shall be the exclusive distributor of Accuray Products in the Territory.

  2.1.2.
  Exclusivity Limitations:    As long as Distributor is the exclusive distributor in the Territory, Accuray agrees not to sell the Products to any Customer inside the Territory, and will make every effort to ensure that no other distributor sells the Products in the Territory. Distributor agrees not to sell the Products to any Customer outside the Territory and acknowledges that Accuray will directly manage all distribution and sales in other territories, including the Excluded Territories.
  2.2.
  Transition.    Distributor's rights and obligations within the Territory pursuant to this Agreement are effective from June 1, 2004. Accuray acknowledges that Distributor, pursuant to the Existing Agreement, has helped to represent Accuray in the Excluded Asian Territories, particularly Korea. Accuray and Distributor wish to achieve a successful transition from the prior distribution activities of Distributor (in the Excluded Asian Territories pursuant to the Existing Agreement) to the new activities in the Territory described under this Agreement.

  2.2.1.
  Compensation:    Provided that this Agreement is executed on or before June 15, 2004, but having an Effective Date of June 1, 2004, Accuray will compensate Distributor for continued successful Accuray sales activities in the Excluded Asian Territories according to the schedule below. PMTC will receive a commission on any sale in the Excluded Asian Territories as follows, provided that PMTC supports the efforts of Accuray or its distributors in the Excluded Asian Territories by providing business development and support, as later agreed between Accuray and PMTC:

  2.2.1.1.
  Year 1:    PMTC will receive a commission of $[*] for any sale in the Excluded Asian Territories (represented by shipment of the CyberKnife from Accuray's plant) through November 1, 2004 and $[*] for any sale in the Excluded Asian Territories (represented by shipment of the CyberKnife from Accuray's plant) through May 31, 2005.

  2.2.1.2.
  Year 2:    PMTC will receive a commission of $[*] for any sale in the Excluded Asian Territories (represented by shipment of the CyberKnife from Accuray's plant) in the second year of the Agreement, from June 1, 2005, through May 31, 2006.

  2.2.1.3.
  No further commissions will be due PMTC, unless otherwise mutually agreed to by the parties in an agreement signed by both parties.
  2.2.2.
  Existing Inventory.    PMTC has two (2) CyberKnife units in its inventory from orders pursuant to the Existing Agreement. The parties agree that the existing inventory units will be used to satisfy the first two (2) orders placed for a CyberKnife unit in either the Excluded Asian Territories or the Territory. For example, if either (i) Accuray or an Accuray distributor in the Excluded Asian Territories or (ii) Distributor receives an order for a CyberKnife unit in the Territory or the Excluded Asian Territories, such order will be fulfilled with one of Distributor's existing units.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  2.3.
  Products.    Subject to Distributor's timely submission of Purchase Orders, Accuray will use all commercially reasonable efforts to provide timely to Distributor those Products required to fulfill Orders received by Distributor pursuant to Proposals submitted to Customers by Distributor. Accuray will notify Distributor immediately upon determining that it cannot meet a delivery date agreed upon by Accuray and Distributor, and will reimburse Distributor for any late delivery penalty actually paid by Distributor of which Accuray was aware at the time of agreeing upon the delivery date.
  2.4.
  Warranty.    Accuray warrants that the Products will be free from defects in material and workmanship under normal use in accordance with the documentation for a period of one (1) year from the date of acceptance by Distributor, but not to exceed twenty-four (24) months from date of shipment, provided however, for the above period Accuray warrants software media and firmware media furnished by Accuray in or for use with the Products (i) to be free of defects in materials which cause failure to execute programming instructions and (ii) to be free of errors which cause failure to perform substantially in accordance with the operational features of Accuray's published Specifications for the Product at the time of sale, but Accuray makes no warranty that the operation of any software or firmware will be uninterrupted or error free.

  2.4.1.
  Accuray and Distributor will share the cost of such warranty as follows: (i) Accuray will, at its option, decide to repair or replace any Product during the warranty period that does not comply with such warranty, (ii) Accuray shall be responsible for replacement of parts in connection with such warranty claims and (iii) Distributor shall be responsible for all labor provided in connection with such warranty claims.

  2.4.2.
  Accuray will have no obligation to the extent that any failure of a Product to comply with the limited warranty set forth above results from or is otherwise attributable to: (i) negligence or misuse or abuse of the Product; (ii) use of the Product other than in accordance with Accuray's published specifications or user manual; (iii) modifications, alterations or repairs to the Product made by a party other than Accuray or a party authorized by Accuray; (iv) any failure by Distributor, Customer or a third party to comply with environmental and storage requirements for the Product specified by Accuray, including, without limitation, temperature or humidity ranges; or (v) use of the Product in combination with any third-party devices or products that have not been provided or recommended by Accuray.

  2.4.3.
  Except as expressly stated in this Section 2.4, Accuray makes no further express or implied warranties or representations to Distributor or to any other party regarding any of the Products. Accuray disclaims all other warranties and representations, whether express or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose or non-infringement, and any warranties arising out of course of dealing or usage of trade.

  2.4.4.
  Distributor will not make any warranties or representations in Accuray's name or on Accuray's behalf.
  2.5.
  Third Party Intellectual Property Rights.    In the event that, during the Term of this Agreement, a third party makes a claim or files a suit against the Distributor on the theory that the Distributor's sale of Products infringes the third party intellectual property rights, Accuray will undertake the defense of Distributor in that claim or suit. In the event of a finding of infringement, Accuray will indemnify the Distributor against any final damage award against Distributor and will remedy the infringement by (i) obtaining for Distributor the right or license to continue using the Product including the infringing feature, (ii) changing the Product so as to make it non-infringing while still performing its essential functions, or (iii), if neither of these remedies is successful, allowing Distributor to terminate this

    Agreement. This duty of indemnification shall not apply if Distributor has made any changes to the Products not authorized by Accuray, or has failed to implement upgrades or modifications to the Products provided by Accuray which would eliminate such infringement claim.

  2.6.
  Product Pricing.
  2.6.1.
  Pricing.    Product pricing will be provided by Accuray to Distributor from time to time during the Term of this Agreement. The current list price for Products is set forth on Exhibit A. Products shall be priced by Accuray in accordance with Accuray's price list in effect from time to time, provided that Accuray agrees not to increase the pricing of any significant Product or component without three (3) months' prior written notice to Distributor, except that any adjustment shall be subject to provisions of sales agreements signed between Distributor and Customers.

  2.6.2.
  Asian Market Pricing Policy.    Accuray agrees to implement within six (6) months from the date of signing of this Agreement, a unified Asian Market Pricing Policy that will apply to all of Accuray's distributors in the Asian Marketplace, including Distributor, with which Accuray signs a contract after the Effective Date of this Agreement.
  2.7.
  Adaptation of Product Specifications & Promotional Materials.    Accuray may provide Distributor, from time to time during the Term, Product Specifications, end user documentation and such other promotional literature, in reasonable quantities, for use by Distributor in its dealings with Customers. Accuray will also provide studies of the performance of Products and scientific journal reprints as Distributor shall reasonably request for follow up with particular Customers. Such materials will be provided in the English language. Distributor, at its own expense, will translate such materials into such other languages as Distributor determines are necessary or desirable. Distributor will obtain Accuray's approval of the translated materials prior to distributing or using them. Distributor hereby irrevocably assigns and transfers to Accuray, and agrees to irrevocably assign and transfer to Accuray, all of its rights, title and interest in all such translated materials, including but not limited to all related copyrights and moral rights. Distributor also, on behalf of itself and its employees and subcontractors, waives and agrees never to assert any and all moral rights that Distributor or its employees or subcontractors may have in or with respect to the translated materials, even after termination or expiration of this Agreement.

  2.8.
  Product Upgrades.    While Accuray will typically upgrade its principal Product (the CyberKnife), by means of annual releases, it is understood that Accuray may do more frequent upgrades and will use reasonable efforts to give Distributor as much advance notice of upgrades as is feasible.

  2.9.
  Training.
  2.9.1.
  Initial Training.    With respect to all Products ordered by Distributor up to and including the Effective Date, Accuray has provided training, and fulfilled its training obligations, to Distributor under the Existing Agreement.

  2.9.2.
  Modifications and Improvements to Products.    Accuray will provide reasonable training to Distributor with respect to any modifications or improvements to the Products made after the Effective Date ("Update Training"). Such Update Training shall be provided free of charge by Accuray to Distributor at a location, either within or outside the Territory, chosen by Accuray in its sole discretion. Distributor will pay for travel and related expenses.

  2.9.3.
  Customer Training.    Accuray will provide training for a team of maximum [5] personnel of each Customer who purchases a CyberKnife unit through Distributor. The training will take place at Accuray's training center in its Sunnyvale offices or at a location in

      Accuray's sole discretion. Accuray will pay for the first such Customer training and Distributor will pay for any and all travel and related expenses associated with such first Customer training, unless otherwise agreed between Distributor and Customer.

    2.9.4.
    Subsequent Training.    Additional training will be available to Distributor, its Sub-Distributors or Customers according to Accuray's then-current training price list. Distributor will pay for any and all travel and related expenses for such additional training, unless otherwise agreed between Distributor and Sub-Distributor or Customer (as applicable).
  2.10.
  Installation, Service and Maintenance.    Distributor shall be responsible for providing installation of the Products at its sole expense as provided in Section 3.11. If a party other than Distributor performs the installation, Distributor, or Sub-Distributor, will provide at their cost a minimum of two (2) technicians, who must be able to translate and assist the team during the entire installation period. Site planning, including understanding and complying with local electrical, safety, and construction codes, is the responsibility of Distributor. Distributor is responsible for First-Line Field Service (as provided in Section 3.16) and all maintenance and warranty services (excluding the cost of warranty parts) required in connection with the limited warranty provided in Section 2.4. All other maintenance and service will be handled under a separate Service Agreement between Accuray and the Customer.

  2.10.1.
  Accuray Installation Services. Accuray and Distributor will enter into good faith negotiations for the provision of installation services by Accuray. Distributor may submit a Purchase Order to Accuray for the provision of installation services for specific installations. If Accuray accepts the Purchase Order, Distributor will provide Accuray with the requested timing and location of the installation with an initial payment of $[*]. Distributor will make reasonable efforts to provide Accuray at least three (3) months' prior written notice of such installation request, and Accuray will make reasonable efforts to provide the installation services on or near the dates requested. The balance of the amount due will be paid within thirty (30) days after the Customer accepts the installed Product. Accuray agrees to make its installation services available to Distributor at a list price of $[*], plus reasonable out-of-pocket travel and accommodation expenses. Pricing is subject to the terms stated herein, including Section 2.6.

  2.11.
  Service Contracts will be the responsibility of Accuray. Accuray will hold Service Contracts directly with Customers. The current list price is set forth on Exhibit A. If Distributor finds it unrealistic for Accuray to achieve the list price for Service Contracts in the Territory, Accuray will make a good faith effort to evaluate its costs of providing the Service Contract, and will negotiate with Distributor to reduce the list price to a level that will cover Accuray's costs and provide a reasonable margin of profit. Accuray will provide field service personnel who will travel to the Customer sites for service above and beyond First-Line Field Service. Should Accuray desire to contract with a third party to provide some portion of this service, Accuray agrees to offer such a contract to Distributor first, if Distributor declines, then Accuray may contract with another third party in its sole discretion. Accuray and Distributor will negotiate training and rates for this subcontracting as necessary.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  2.12.
  General Manager. Accuray will appoint a general manager to oversee the CyberKnife distribution operations in Asia, including the Territory and Excluded Asian Territories ("General Manager"). At Accuray's discretion, such General Manager may be resident in the Excluded Asian Territories or Territory (and, if the latter, may be based in Distributor's offices in the Territory). Such General Manager may assist Accuray in coordinating the efforts of Accuray and Distributor, and developing Accuray's presence and business in Asia, but will not sell the Products in the Territory. The General Manager will give support to Distributor's marketing efforts in the Territory; however, Distributor is responsible for all marketing efforts in the Territory.

  2.13.
  Meetings. Accuray and Distributor shall establish a committee (the "Coordination Committee") that will be responsible for (i) improved communications between the parties; (ii) setting, and if necessary adjusting, the strategic roles of the parties, the strategic direction of the distribution relationship itself, or the Territory or Excluded Asian Territories; (iii) reviewing the timetable and achievement of the distribution relationship; (iv) making decisions regarding material variations to the distribution timetable and/or territories; (v) reviewing whether Accuray can assist Distributor in its regional Taipei offices; (vi) reviewing sales projections and sales forecasts; (vii) discussing any escalated issues or disputes between the parties that are raised; (viii) reviewing market trends; and (ix) addressing such other matters regarding the parties' relationship and the operation of the Coordination Committee as the parties or the Coordination Committee may determine, including adopting a process for obtaining feedback from the parties regarding fulfillment of the Coordination Committee's responsibilities and evaluation of the parties' relationship. Such Coordination Committee will have no right or authority to bind or create obligations on behalf of Accuray in any way.

    Accuray and Distributor shall each nominate two (2) individuals to serve as representatives on the Coordination Committee (the "Coordination Committee Representatives"), provided, however that at least one (1) nominee from Accuray Party shall be the General Manager. Each Party shall be entitled to change one or more of its respective Coordination Committee Representatives upon written notice to the other Party. Accuray shall also have the right, in its sole discretion, to nominate representatives from the Excluded Asian Territories to serve as representatives on the Coordination Committee.

    The Coordination Committee shall use their good faith efforts to hold regular meetings at such time and place as it shall determine, but no less frequently than as follows:

    (i)
    monthly tele-conference calls; and

    (ii)
    meetings in person quarterly.

3.     Duties of Distributor

  3.1.
  Sub-Distributors. Distributor may appoint one (1) or more Sub-Distributors after review from Accuray, as long as Distributor adopts reasonable suggestions from Accuray. Accuray will respond within one (1) month after receiving proposal from Distributor with respect to the proposed appointment of any Sub-Distributor. Distributor agrees that its agreements with Sub-Distributors may not be inconsistent with the provisions of this Agreement, will inform all Sub-distributors of their responsibilities under this Agreement and will monitor their compliance with such responsibilities. Within ten (10) days after execution, Distributor will provide Accuray with a copy of any agreement it has entered into with a Sub-Distributor.

  3.2.
  Status. Distributor and each Sub-Distributor shall be and must at all times make it clear to Customers that they are independent entities contracting with Accuray, and are not the employees, representatives or agents of Accuray. Distributor and each Sub-Distributor will not make any representations on Accuray's behalf and will not have the ability or authority to bind Accuray legally to anything. Distributor acknowledges that it, and each Sub-Distributor, are involved in other businesses, not competitive with their activities under this Agreement but of sufficient volume and profitability that their entire business is not solely dependent upon this Agreement or their relationship with Accuray for their continuing viability or success.

  3.3.
  Market Knowledge, Promotion and Sales. Distributor, on its own or through Sub-Distributors, must have a thorough knowledge of the Territory and of all Projects and potential Projects, which could include Products.

  3.3.1.
  Distributor, whether acting on its own or through Sub-Distributors, will use all reasonable efforts to vigorously promote and advertise the sale of and to sell Products to Customers in accordance with Accuray's marketing guidance and policies in effect from time to time.

  3.3.2.
  In performing its duties, Distributor should learn of, and promptly report to Accuray, each Project that is proposed to be carried out by Sub-Distributors or Customers. Distributor will make itself reasonably familiar with each such Project so as to learn all conditions of the Project that may impact the Products to be offered. In addition, as Accuray releases new features and Products (releases which add new functional capability to a Product, as distinguished from periodic releases of bug fixes and improvements which do not add such capabilities and which are customarily provided by Accuray to customers without separate charge), Distributor will use all reasonable efforts to promote the sale of and to sell those features and Products to the installed base of Products in the Territory.

  3.3.3.
  Distributor will report to Accuray, as soon as practicable after learning about them, all proposed or pending Projects inside the Territory about which Distributor learns during the Term of this Agreement.

  3.3.4.
  Distributor will provide Accuray, as soon as practicable after receipt, copies of any signed contracts with or Purchase Orders from hospitals in the Territory.

  3.3.5.
  During the Term of this Agreement and for a period of three (3) years after any termination or expiration thereof, Distributor will maintain complete and accurate books, records and accounts relating to the distribution of the Products, and will permit Accuray's authorized representatives to examine them on reasonable prior notice.

  3.4.
  Clinical Trials & Development. If Distributor determines that regulatory clinical trials are necessary in a region, Distributor will promptly inform Accuray of such determination and make a proposal to Accuray for consideration. Distributor and Accuray will determine whether clinical trials are cost-effective and, in good faith, will determine whether and how such trials should be conducted and funded. In general, Accuray will contribute to the cost of clinical trials if they reasonably have value outside of the Territory and Distributor will coordinate clinical trial activities in the Territory as mutually agreed between the parties from time to time.

  3.5.
  Approvals and Regulatory Activities. Distributor will be responsible for registering all Accuray Products with and obtaining all necessary permits and approvals from all applicable local regulatory bodies. During the Term of this Agreement, Distributor will further perform the following regulatory activities, at its own expense:

  •
  Diligently continue efforts to obtain "Body" and "Express" approvals in Taiwan;

  •
  Diligently continue efforts to update filing and obtain "Express" approval in China;

  •
  Reasonable, timely efforts to obtain "Body" approval in China;

    •
    Reasonable, timely efforts to obtain "Synchrony" approval in Taiwan and China following "Body" approvals;

    •
    Reasonable, timely efforts to obtain approval for further upgrades that have a commercial value in the Territory;

    •
    Reasonable efforts to improve or obtain reimbursement, to be mutually agreed by the parties; and

    •
    Fulfillment of all import permits, licenses, construction permits and radiation protection requirements for the Products.

    During the Term of this Agreement, Accuray will provide reasonable support and materials to aid the Distributor in the performance of the above listed regulatory activities.

    3.5.1.
    Prior to submission, Distributor will provide copies of any regulatory submission to Accuray for approval, and Accuray shall review such submission within a reasonable period of time. Distributor will provide copies of any final regulatory submissions or approvals, and any other correspondence to or from the regulatory body, to Accuray within ten (10) days of the final submission or approval. Accuray may require translation into English at its expense.

    3.5.2.
    Upon termination of this Agreement, the ownership of all regulatory submissions and approvals shall pass to Accuray. Should Accuray terminate this Agreement, through no fault of Distributor, within one year from the date of such regulatory submission or approval then Accuray shall reimburse Distributor a pro-rata share of the costs of such regulatory submissions and approvals based upon the length of time remaining in that particular year.

  3.6.
  Personnel. Distributor, either itself or through Sub-Distributors, will provide personnel, dedicated to its business relating to the Products and having backgrounds in surgical and/or radiation oncology products, adequate in number to perform the following functions:

  3.6.1.
  Marketing, in coordination with the marketing efforts of Accuray;

  3.6.2.
  Sales, sales management, sales forecasting, and order management;

  3.6.3.
  Training of Customer personnel;

  3.6.4.
  Clinical trials, regulatory compliance, and reimbursement;

  3.6.5.
  Product management; and

  3.6.6.
  First-Line Field Service, installation coordination and support.

    Nothing in this paragraph shall be deemed to require that a separate person perform each of these functions; two or more functions may be performed by the same person, if that person is able to do so.

  3.7.
  Proposals. Distributor or Sub-Distributor will submit a timely Proposal to Customer on every Project in the Territory during the Term of this Agreement. Proposals will offer only Products described in current Specifications, and only on the then-current Accuray Terms of Sale, which shall be presented to the Customer as the Distributor's terms of sale. Unless Distributor has prior written consent from Accuray to the contrary, all Proposals submitted by Distributor or Sub-Distributor are (and they must inform the Customer that they are) subject to change in the event the Accuray Terms of Sale or Specifications change prior to the time Distributor accepts an Order from the Customer (if it does). Proposals will be reviewed by Distributor with Accuray before submission to the Customer unless there is a substantial risk that Accuray

    Products will be eliminated from consideration by the Customer unless a Proposal is submitted to the Customer immediately. The accuracy and cost of any translation of Accuray materials into a language other than English, which may be required for a particular Customer, shall be the responsibility of Distributor.

  3.8.
  Orders. Distributor will receive each Order placed by a Customer to which Distributor or Sub-Distributor has submitted a Proposal. Orders may be accepted only by Distributor, or Sub-Distributor if authorized by Distributor. The resulting contract for the sale of Products shall be between Distributor, or Sub-Distributor if authorized, and the Customer.

  3.9.
  Forecasting. Distributor will provide to Accuray a rolling twelve (12) month forecast. This forecast is due to Accuray's Vice-President of Sales and Marketing within fifteen (15) days of the end of each quarter for the four (4) quarters which follow the quarter in which the forecast is given. Distributor's forecasts are provided to facilitate Distributor's marketing planning and Accuray's production planning, and shall not be considered contractual promises to purchase Products.

  3.10.
  Purchase Orders. Distributor shall give Accuray a Purchase Order or Letter of Intent nine (9) months in advance of an order's proposed shipment date. Within four (4) to six (6) months prior to the proposed shipment date, Distributor must confirm the Purchase Order and pay a first installment of US $[*], which is non-cancelable and non-refundable. All Purchase Orders shall be subject to the terms and conditions of this Agreement and then-current Accuray Terms of Sale, and any terms included on Distributor's form of Purchase Order that are inconsistent therewith shall be of no force or effect.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  3.11.
  Installation. Distributor shall be responsible for providing installation of each Product (that is, each CyberKnife system) at its sole expense. Distributor may engage others or will perform the installation itself, at its sole expense. Distributor agrees to give consideration to engaging others (e.g., ATC, YCK or ab medica) to perform installations. If a party other than Distributor performs the installation, Distributor, or Sub-Distributor, will provide at their cost a minimum of two (2) technicians, who must be able to translate and assist the team during the entire installation period. Site planning, including understanding and complying with local electrical, safety, and construction codes, is the responsibility of Distributor.

  3.11.1.
  Distributor may submit a Purchase Order to Accuray for the provision of installation services for specific installations in accordance with Section 2.10.1.

  3.12.
  Payment. Payment for Products shall be made by Distributor to Accuray in the form of irrevocable trade finance letter of credit issued by Distributor's bank, confirmed by a bank that is doing business in the State of California, United States of America, in all respects, including the confirming bank, acceptable to Accuray, and delivered to Accuray with the Purchase Order. The letter of credit will provide that Accuray can draw against the letter of credit according to the following schedule:

  3.12.1.
  US $[*] (non-cancelable, non-refundable) upon Accuray's acceptance of the Purchase Order, which must be at least four (4) to six (6) months prior to the firm shipment date;

  3.12.2.
  Balance except for ten percent (10%) upon presentation of documents evidencing shipment of the Products to Distributor.

  3.12.3.
  Final ten percent (10%), billed upon shipment, will be due one hundred eighty (180) days following shipment.

  3.13.
  Volume of Business. Accuray and Distributor have reviewed and discussed the Territory in detail and have agreed that Distributor should be able to generate the volume of Orders, acceptable to Accuray, as set forth in Exhibit B and attached to this Agreement. Distributor will order and pay for at least the minimum quantities of Products specified in Exhibit B within the times periods set forth in Exhibit B. It is understood that, during any period in which Distributor is falling short of the agreed volume of business, Distributor will, upon Accuray's request, promptly provide Accuray with a written report explaining Distributor's failure to meet its minimum requirements and Accuray may, but shall not be required to, determine in its sole discretion which of the following steps is appropriate: (i) place Distributor on probationary status for not less than three (3) and as many as nine (9) months until such time as it reasonably appears to Accuray's Sales Manager that the agreed volume will be reached and, if Distributor has not achieved the cumulative volume required by the end of the probationary period, terminate this Agreement; (ii) convert Distributor's appointment under this Agreement to non-exclusive; or (iii) modify the Territory.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  3.14.
  Training. Distributor will maintain sufficient technical and sales personnel and will cause such personnel to be able to (i) provide training, based on training provided by Accuray, and will coordinate with Accuray to provide more technical training if necessary, regarding, and (ii) inform Customers about the capabilities and operation of the Products to all Customer personnel (surgeons, radiation oncologists, radiation physicists, technicians and nurses) who will use the Products. Distributor or Sub-Distributor will also provide to all Customer billing and reimbursement personnel training regarding compliance with regulatory and billing requirements relating to reimbursement for treatment provided with Products under applicable radiosurgical reimbursement codes. Distributor will cause its personnel and Sub-Distributors' personnel to be adequately trained on Products. As requested by Accuray, Distributor will cause personnel to be trained to help install Products. Distributor will be responsible for assuring that its personnel and Sub-Distributor personnel maintain adequate proficiency with respect to the Products and all upgrades, enhancements and new feature releases. Accuray will be responsible for providing required Update Training on the CyberKnife and service contracts in accordance with Section 2.9.2, above. Training on any subsequent upgrades to Distributor and Sub-Distributors will be provided in accordance with Section 2.9.4 above.

  3.15.
  Customer Relations. Distributor shall deliver Products to Customers in the Territory, shall report promptly to Accuray any complaints or expressions of dissatisfaction by the Customer relating to the Products, and shall assure the preservation of any Products rejected by a Customer. While Distributor shall have no authority to offer on behalf of Accuray anything in settlement of any such complaints or expressions, Distributor shall use all reasonable efforts to satisfy the Customer that the Products meet the applicable Specifications, Proposal and Order, if such is the case.

  3.16.
  First-Line Field Service & Maintenance. Distributor, either itself or through Sub-Distributors, will provide to all Customers, remotely and on-site when needed, First-Line Field Service for all installed Products in the Territory. Distributor will coordinate with Accuray for more technical service needs, and will support Accuray as necessary. Distributor will cause its First-Line Field Service personnel to complete Accuray CyberKnife technical training or on-the-job training, and to review the Accuray maintenance manual, that Accuray may update from time to time, prior to performing maintenance activities.

  3.16.1.
  Distributor is responsible for all maintenance and warranty maintenance services (excluding the cost of warranty parts) required in connection with the limited warranty provided in Section 2.4. All other maintenance and service will be handled under a separate Service Agreement between Accuray and the Customer.

  3.16.2.
  In each geographical region (to be determined by Distributor, with the goal to provide timely service response) in the Territory, Distributor or Sub-Distributor will maintain a stock of spares and components adequate to perform First-Line Field Services and maintain the Products as required by this Agreement. Accuray and Distributor will work together to determine such adequate stock supply, taking into consideration past and present Product Orders and warranty claims history. Such stock level determination may be revised from time to time by the Parties.

  3.16.3.
  Accuray and Distributor will agree on a Customer price list for spare parts, and both parties agree to sell spare parts to the Customer at the price agreed in the price list.

  3.17.
  Compliance With Laws.

  3.17.1.
  Within the Territory. When Products are being shipped to Distributor, unless the particular Purchase Order provides otherwise, Distributor shall be responsible for all import duties and other import, licensing and immigration formalities which must be complied with in order for the Products to be lawfully imported into the Territory or any of the services (including installation, Front-Line Field Service or limited warranty maintenance services) to be lawfully performed in the Territory.

    3.17.2.
    United States Laws. Distributor understands that, because it is distributing the Products of Accuray, a company subject to the laws of the United States of America, Distributor must, when carrying out its duties under this Agreement, avoid violations of certain of such laws. These include, but are not necessarily limited to, the following:

    3.17.2.1.
    Restrictive Trade Practices or Boycotts, U.S. Code of Federal Regulations Title 15, Chapter VII, Part 760.

    3.17.2.2.
    Foreign Corrupt Practices Act, U.S. Code Title 15, § 78.

    3.17.2.3.
    Export Controls imposed by U.S. Executive Order or implementing regulations of the U.S. Departments of Commerce, Defense or Treasury.

    3.17.2.4.
    Local Laws within the Territory, the Distributor shall comply with any and all local laws within the Territory. Should any such local laws within the Territory conflict with United States Laws, Distributor shall bring such conflicting laws to the attention of Accuray.

  3.18.
  Competing Products. During the Term of this Agreement, Distributor and Sub-Distributors will not, with respect to Customers located or having Projects in the Territory, sell, promote the sale of, distribute or represent in any way products or services that Accuray, in its sole discretion, deems to be competitive with the Products, unless both parties agree to such distribution, such agreement not to be unreasonably withheld, in which case a specific agreement for that competitive product distribution will be prepared that is reasonably satisfactory to both parties.

  3.19.
  Financing. Distributor will use its best efforts to facilitate successful financing for commercially appropriate joint ventures with hospitals. Such potential financings will be dealt with on a case-by-case basis separately from the distribution activities under this Agreement.

  3.20.
  Business Conduct. Distributor and its Sub-Distributors will: (i) conduct business in a manner that reflects favorably at all time on the Products and the good name, goodwill and reputation of Accuray; (ii) make no false or misleading representations or advertisements with regard to Accuray or the Products; and (iii) make no representations, warranties or guarantees to Customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by Accuray.

  3.21.
  Meetings. Accuray and Distributor shall meet in accordance with the provisions set forth in Section 2.13 above.

4.     Compensation and Payment

  4.1.
  Compensation. Other than the commission payments provided for in Section 2.2.1 above, Distributor's only compensation for its efforts on Accuray's behalf shall be the margins it earns on the resale of Products, and Distributor shall bear all of the expenses that it incurs in making those efforts.

  4.2.
  Payment. Distributor shall be solely responsible for determining the creditworthiness of and collecting payment from its Customers and Sub-Distributors. The risk of non-collection from the Customer or Sub-Distributor will be borne entirety by Distributor, which shall be responsible for making timely payment to Accuray for Products whether or not Distributor is successful in collecting from its Customer or Sub-Distributor.

5.     Term and Termination

  5.1.
  Term. The initial Term of this Agreement shall be the period specified as the "Initial Term" on the cover sheet, unless this Agreement is sooner terminated in accordance with the paragraph immediately below. The Term of the Agreement may be extended on an annual basis by mutual agreement as discussed in 3.11 and 3.12.

  5.1.1.
  Notwithstanding the above, Accuray may terminate this Agreement immediately if Distributor fails to finalize a sale (i.e., Distributor ships to its Customer) at least [*] CyberKnife [*] to a hospital or other medical facility within the Territory in two consecutive six (6) month periods of the Agreement. The initial six (6) month period will be calculated as June 1, 2004—November 30, 2004. In the event of such a termination, each party must still fulfill any obligations accrued on or before the effective date of such termination.

  5.2.
  Termination Without Cause. Regardless of any other provisions in this Agreement, either party may terminate this Agreement without cause within the first two (2) years of this Agreement, upon six (6) months advance written notice to the other party. In the event of such a termination without cause:

  5.2.1.
  Each party must still fulfill any obligations, including but not limited to pending Purchase Orders, accrued on or before the effective date of such termination.

  5.2.2.
  Accuray will pay Distributor $[*] per unit for up to two (2) units sold in the first six (6) months after the effective date of termination.

  5.2.3.
  If Accuray terminates under this section and the effective date of termination is less than twelve (12) months from the Distributors receipt (or approval) of a registration applied for by Distributor under Section 3.5, then Accuray shall reimburse Distributor for actual and reasonable expenses incurred for such registration. The actual and reasonable expenses shall be distributed equally over the twelve month period from date of receipt (or approval) of such registration and Accuray will be responsible to reimburse Distributor for the amounts distributed over the period between the effective date of termination and the date that is twelve (12) months from the date of receipt (or approval) of the registration.

  5.2.4.
  If Accuray terminates under this section and the effective date of termination is twelve (12) months or more from the Distributors receipt (or approval) of a registration applied for by Distributor under Section 3.5, then Accuray will not be responsible for any reimbursement to Distributor for any costs of such registration.

  5.3.
  Term Extension. During the sixty (60) day period that precedes June 2008, Distributor and Accuray shall meet at a mutually convenient time and location (either within or outside the Territory) and agree upon a minimum volume of acceptable purchases that would cause Accuray to agree to extend the Term of this Agreement for one (1) additional year. If Distributor and Accuray are able to agree upon such a minimum volume, then the Term of this Agreement shall be extended by the year or years as to which such agreement is reached.

  5.4.
  Termination With Cause. Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to cure it within forty-five (45) days after notice of the breach is given by the other party, provided that, as to a breach which cannot be fully cured within forty-five (45) days, that breach shall be deemed timely cured if the cure is commenced immediately upon receipt of notice of it from the other party and pursued diligently to completion. The effective date of termination shall be the date of expiration of the cure period without a cure having occurred.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    5.4.1.
    Excess Inventory. Accuray may terminate this Agreement any time after December 31, 2006, if Distributor has more than one (1) CyberKnife unit in its inventory and such CyberKnife unit has not been allocated for a bona fide Order for shipment in the succeeding three (3) months.

  5.5.
  Termination Upon Change in Control. Accuray shall have the right to terminate this Agreement in the event of a Change in Control, acquisition by a third party or a global change in distributorship structure. A global change in distribution structure may be when Accuray, in its sole discretion and in its own best interests, determines the need to change the distribution channels, structure, or arrangements on a global basis. Accuray and Distributor agree to negotiate in good faith an orderly transition of Distributor's distribution rights and activities. Accuray will fulfill all pending Purchase Orders of Distributor at the time of termination. Distributor agrees to assist in the transition. Accuray will pay Distributor $[*] per unit for up to four (4) units sold in the first twelve (12) months after the effective date of termination under this Section 5.5.

  5.6.
  Repurchase of Products, Parts and Tools. Within a reasonable time after the effective date of termination, Accuray will repurchase from Distributor, at the prices Distributor originally paid Accuray for them, all Parts and Tools owned by Distributor.

  5.7.
  Accruals. No termination of this Agreement will terminate any obligation of payment that has accrued prior to the effective date of such termination, nor will it terminate Accuray's obligation to fulfill any Purchase Order from Distributor which Accuray accepted prior to the effective date of termination.

6.     Dispute Resolution; Limitation of Liability; Governing Law

  6.1.
  Discussion. Should any dispute arise between the parties relating to this Agreement or the business relationship between the parties, it shall be submitted by one or both parties, in writing, to the Chief Executive Officer of Distributor and Accuray's President (the "Principal Officers") for discussion and, hopefully, an agreed resolution.

  6.2.
  Arbitral Determination. If the Principal Officers are unable to reach agreement upon a resolution of the dispute within thirty (30) days of the date of the written submission, then the dispute shall be submitted to arbitration before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The situs of the arbitration shall be Honolulu, Hawaii, and the arbitrator shall apply the substantive law of the State of California. Either party may submit the disputed issues to arbitration.

  6.3.
  Confidential Information. Notwithstanding anything else in this Agreement, Accuray shall have the immediate right to take to any court having jurisdiction any claim based upon the actual or imminent misuse or unauthorized disclosure of Accuray confidential information as described in Section 7.1 of this Agreement entitled "Confidentiality."

  6.4.
  Limitation of Liability. Except with respect to breach of Section 7.1 entitled "Confidentiality," each party's potential liability to the other shall be limited to amounts expressly made due by the terms of this Agreement, and neither party shall be liable to the other for any special, direct, indirect or consequential damages, even if they had reason to foresee such damages.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  6.5.
  Applicable Law. It is the intention of the parties that any disputes between them be resolved in accordance with the express terms of this Agreement. However, to the extent that a court or arbitrator must look beyond this Agreement in order to resolve a dispute, they shall look to the domestic substantive law of the State of California, not including either the choice of law/conflict of laws rules of California or international treaties (such as the U.N. Convention on Contracts for the International Sale of Goods) which would otherwise be applicable in California. It is the specific intent of the parties that this Agreement be fully valid and legally enforceable.

7.     Miscellaneous Provisions

  7.1.
  Confidentiality. The terms of this Agreement, Accuray Terms of Sale, Specifications, Product Pricing, all Proposals, Projects, Customer lists, requirements and identities, Orders, Purchase Orders, information relating to treatments or otherwise having regulatory significance, and all other proprietary information generated by Distributor under this Agreement or by Accuray shall be considered confidential, proprietary, trade secret information of Accuray. Distributor may use this information only in performing its express duties under this Agreement, and may not disclose it to anyone, with the exception of Customers or prospective Customers as expressly permitted in this Agreement. It is understood and agreed that the confidentiality obligations created by this Section 7.1 do not apply to information which (a) is in the public domain, through no breach of this or such other confidentiality agreement, (b) was in the possession of the Distributor at the time of the initial disclosure by Accuray as evidenced by documents in the Distributor's files predating such disclosure, (c) was received by the Distributor from a third party, before or after the time of disclosure by Accuray, so long as such information was not disclosed by such third party directly or indirectly in violation of a confidentiality agreement with Accuray, or (d) is required to be disclosed by the Distributor by law or by virtue of a final court order, provided that the Distributor must promptly notify Accuray when such disclosure is sought, and Accuray must be afforded an opportunity to oppose the request for disclosure.

  7.2.
  Publicity. Distributor may use Accuray's name or trademarks on its literature, signs, or letterhead, and may make press releases or other public statements disclosing its relationship with Accuray under this Agreement or otherwise upon the prior written consent of Accuray, which consent shall not be unreasonably withheld.

  7.3.
  Insurance. Each party shall obtain and keep in full force and effect during the Term of this Agreement (and thereafter until all Projects as to which Accuray has accepted a Purchase Order from Distributor have been completed) comprehensive general and products liability and workers' compensation insurance on an occurrence basis with coverage limits sufficient to provide coverage of any claim which may reasonably arise out of the actions or inactions of that party related to this Agreement or the business relationship between the parties. Distributor may elect not to obtain such coverage in a region in which it is doing business if it is not commercially reasonable, but agrees that it will "self-insure" and be responsible for claims in that region. It is understood and agreed that, as to particular countries in the Territory, Distributor's obligation to provide insurance can be satisfied by the Sub-Distributor covering that country. Each party shall provide to the other from time to time while its obligation under this paragraph is in effect certificates evidencing such insurance, which certificates shall expressly provide that the underlying coverage cannot be cancelled without at least thirty (30) days' written notice to the other party.

  7.4.
  Interest. Interest upon any amount due from one of the parties to this Agreement to the other shall be at the one (1) month London InterBank Offered Rate ("LIBOR") in effect from time to time plus three percent (3%) and shall accrue from the date payment of such amount was due until such payment has been completed in collected funds.

  7.5.
  Titles. The titles or headings of the various paragraphs and sections of this Agreement are for ease of reference only and are not intended to change or limit the language contained in those paragraphs and sections.

  7.6.
  Severability. In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

  7.7.
  Waiver. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

  7.8.
  Assignment. Neither party may assign or otherwise transfer or pledge all or any part of its rights or obligations hereunder without the prior written consent of the other party, and any attempted assignment or other transfer or pledge in violation of this provision shall be void. Notwithstanding the foregoing, in the event of any

  7.9.
  Writing. The parties agree that, upon the Effective Date, the Existing Agreement is hereby terminated in its entirety, including any provisions that would otherwise survive termination. It is the intention of the parties that this written Agreement contains the entire agreement between them. It supersedes all other agreements between the parties. No addition to or amendment of this Agreement shall have any effect unless it is also in writing and, with the exception of those matters which Accuray is expressly permitted to change from time to time during the Term of this Agreement (such as pricing, Accuray Terms of Sale, etc.), shall only be valid if signed by the duly authorized officers of both parties.

[EXHIBITS FOLLOW]

Exhibit A

PRODUCTS
(Including Current Pricing)

Products:

The CyberKnife® Stereotactic Radiosurgery System with DTS and one (1) workstation:

Pricing for the First CK Shipped to PMTC Territory in a Calendar Quarter

		PMTC Price		Total Price
BPasic CK with 1 workstation	$	[*]
* This price includes the first-year warranty parts.
Additional Configuration options that must be ordered at the same time as CK
With additional Workstation	$	[*]	$	[*]
With Express	$	[*]	$	[*]
With Axum	$	[*]	$	[*]
With Synchrony (when released)	$	[*]	$	[*]
With 4 Year extended Parts Warranty	$	[*]	$	[*]

Pricing for the Second CK Shipped to PMTC Territory in a Calendar Quarter
		PMTC Price		Total Price
Basic CK with 1 workstation	$	[*]*
*This price includes the first-year warranty parts.
Additional Configuration options that must be ordered at the same time as CK
With additional Workstation	$	[*]	$	[*]
With Express	$	[*]	$	[*]
With Axum	$	[*]	$	[*]
With Synchrony (when released)	$	[*]	$	[*]
With 4 Year extended Parts Warranty	$	[*]	$	[*]

Adjunct technologies usable with the CyberKnife:

  •
  Accuray fiducials and markers:

— Spine Fiducials (5 screws/tumor)	US $[*] per screw
— Instrument Sets (1 set/Institution)	US $[*] per set

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Additional capabilities will be priced as Options.

Service Contracts:

  •
  List Price to the Customer for Service Contract for one (1) year        US $[*]

  •
  Distributor will receive a [*] percent ([*]%) fee of the Service Contract list price (currently, such percentage equals $[*]) from Accuray with respect to each Service Contract to cover the labor cost of First-Line Field Service and other required maintenance and warranty maintenance services during the Term of this Agreement.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

PRODUCT VOLUMES

At a minimum PMTC will be required to purchase [*] ([*]) CyberKnife units annually to satisfy the following schedule of shipments by Accuray:

  •
  [*] CyberKnife shipped each [*], with the year having begun June 1, 2004. Each CyberKnife unit must be ordered nine (9) months prior to shipment.

  •
  [*] CyberKnife [*] must be accepted prior to November 30, 2004

  •
  [*] CyberKnife [*] must be accepted prior to May 31, 2005

Distributor agrees to take title to each CyberKnife upon shipment according to the above schedule, and will provide adequate notice to Accuray of each shipment destination.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

QuickLinks

ACCURAY INCORPORATED
AMENDED AND RESTATED INTERNATIONAL DISTRIBUTOR AGREEMENT
[EXHIBITS FOLLOW]
Exhibit A PRODUCTS (Including Current Pricing)
Exhibit B PRODUCT VOLUMES